SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant    ☐

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only(as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Under Rule 14a-12

THE MONY GROUP INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

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☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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The following is a memorandum from Michael I. Roth, Chairman & Chief Executive Officer of The MONY Group, to the employees of The MONY Group. The merger agreement for AXA Financial, Inc.’s acquisition of The MONY Group was filed by The MONY Group under cover of Form 8-K on September 18, 2003 and is incorporated by reference into this filing.

A Memo From Michael I. Roth, Chairman & CEO

A few moments ago, we announced some important news. The MONY Group has entered into an agreement to become a wholly owned subsidiary of AXA Financial, which is a subsidiary of AXA Group, a worldwide leader in financial protection and wealth management. The transaction is subject to shareholder and regulatory approvals and other customary closing conditions and is expected to close by the end of the first quarter of 2004.

Given MONY’s 160-year history as an independent company, some of you may be disappointed by the fact that we will now be part of a larger organization. I appreciate that. I want you to know that each of you has contributed to our success, and I am proud of what we have accomplished together.

While this transaction does bring change to our company, it also brings important benefits as well, benefits that flow from becoming part of a global organization with the size and scale necessary to compete in the increasingly competitive financial services industry. While the acquisition will not in any way diminish the rights of our existing policyholders – and each of the insurance companies within the MONY Group will continue to stand behind their commitments – through the increased capabilities of a global organization, MONY policyholders should expect to benefit from enhanced service and support over time. In short, with the strength and financial resources of AXA Financial behind us, we are greatly enhancing our potential for growth and success.

With approximately $415 billion in assets under management, AXA Financial serves millions of individuals and institutional clients through its financial advisory/insurance and investment management operations. AXA Financial’s strong brands include The Equitable Life Assurance Society of the U.S.; Alliance Capital Management L.P; and Sanford C. Bernstein & Co. Its network of financial advisors is called AXA Advisors; its wholesale distribution organization is AXA Distributors, LLC.

AXA Financial is among the most well respected companies in our industry and shares much in common with The MONY Group. Like MONY, AXA recognizes the strategic importance of distribution in today’s financial marketplace. Both companies enjoy highly productive networks of financial professionals and share a core belief in the value of the advice-based model.

By joining forces with AXA Financial, we will help them expand their U.S. distribution, a strategic priority for them. Our strong brand names, products and service offerings will help them further grow their business.

As we pursue the necessary approvals, AXA will be developing integration plans – how we will bring our company together with theirs. Members of the MONY management team will be a part of that process. Because that process is just getting started, we can’t answer every question today, but we do want to share with you the current thinking on some key issues.

Following the closing, AXA Financial’s expectation is that MONY financial professionals will continue to operate, and MONY Life offerings will continue to be marketed under, the MONY brand. Other key MONY brands, including but not limited to Advest and Enterprise, are also expected to continue. Management will be working as quickly as possible to carefully examine each area and determine the best structure and staff for the combined organization.

The various integration teams will be working to maximize distribution opportunities and capture the operating efficiencies of the combined company. While at times like this we recognize that employees’ principal concern is job security, please understand that it’s too early to predict the extent of any job reductions or to predict those areas that will be affected. Nevertheless, you have our assurance that we will do our best to move through the process as quickly as possible in order to provide employees with as much clarity as to their role in the combined organization as soon as we can.

Senior managers will be meeting with you to further discuss details surrounding this news. Additional information is also posted on the Intranet site. And please be assured that we will keep you fully apprised of further developments as they unfold in the coming months.

Moving forward, it is very important that we continue to conduct business as usual. Our clients and customers today will be our clients and customers next week and next year. We need to work hard to maintain and enhance these relationships.

Thank you for your commitment to The MONY Group and we look forward to your continued support.

# # #

Important Legal Information

MONY intends to file a proxy statement and AXA Financial and MONY intend to file other documents regarding the proposed acquisition of MONY by AXA Financial with the Securities and Exchange Commission (the “SEC”). Before making any voting or investment decisions, investors and security holders of MONY are urged to read the proxy statement regarding the acquisition, carefully in its entirety when it becomes available, because it will contain important information about the proposed transaction. A definitive proxy statement will be sent to the stockholders of MONY seeking their approval of the transaction. Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus, when it becomes available, and other documents filed with, or furnished to, the SEC by AXA Financial and MONY at the SEC’s web site at www.sec.gov. The definitive proxy statement and other documents may also be obtained for free from MONY and AXA Financial by directing a written request to Shareholder Services, MONY, 1740 Broadway, New York, N.Y. 10019; Attn. John MacLane (jmaclane@mony.com.), or to AXA Financial, 1290 Avenue of the Americas, New York, N.Y. 10104, Attn. Robert Walsh (Robert.Walsh@axa-financial.com).

Certain Information Concerning Participants: MONY, its directors, executive officers and certain members of management and employees may be soliciting proxies from MONY shareholders in favor of the approval of the transaction. Information regarding such officers and directors is included in MONY’s proxy statement for its 2003 Annual Meeting of shareholders filed with the SEC on May 2, 2003.